Exhibit 99.1
FOR IMMEDIATE RELEASE
RSC Reports 2Q08 Results and Updates FY08 Outlook
•	Second quarter 2008:
•	Rental revenues up 5.3%; same store rental revenues up 4.4%
•	Diluted EPS of $0.39
•	Adjusted EBITDA $207 million or 46.1% of total revenues
•	Free cash flow $91 million, up 178%
•	Full year 2008:
•	Reduced outlook given macro-economic uncertainties
•	Increased free cash flow outlook to $150-200 million by reducing capital expenditures and redeploying fleet to higher margin areas
•	Priority remains on rental rates, high utilization, profit margins and cash flow
SCOTTSDALE, Ariz., July 31, 2008 — RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced second quarter 2008 rental revenues of $405 million, up 5.3% from $385 million in last year’s second quarter and representing 90% of total revenues, which were $449 million, up 1.4% over the comparable year-ago period.
Same store rental revenue growth was 4.4% and the company’s industrial business continued to outperform the rest of the business in revenue growth. Rental rates were up 0.9% on a sequential basis from the first quarter, but 0.5% lower on a year-over-year basis, and utilization of fleet increased to 71.6% in the second quarter from 68.6% in the first quarter of 2008. The company continued to deliberately slow sales of used equipment to reduce capital expenditures and take advantage of its young fleet. Accordingly, sales of used equipment in the quarter were $25 million, down from $38 million in 2007 and capital expenditures in the second quarter were $63 million, down 68% from $195 million a year ago. For the first six months, net capital expenditures of $115 million were down 56% from $261 million in the same period of 2007.
“Our strong performance is a direct result of proactively managing the operating levers of our business by focusing on sustained rental rates and high utilization through reduced capex and fleet redeployment. Thereby we support profit margins and generate free cash flow, which is precisely what the business should be focusing on now,” said Erik Olsson, President and Chief Executive Officer. “We could have grown even faster in the second quarter, but it would have come at the expense of higher capex and lower rates and margins. Instead we have chosen to reduce capex and drive free cash flow. At the same time we are investing in the growth of our business, as evidenced by the recent acquisition of American Equipment Rental and the creation and filling of two key executive management positions in the areas of strategic development and sales.”

Second quarter operating income increased to $114 million, or 25.5% of total revenues, from $101 million last year, due principally to $20 million of one-time costs related to the termination of the monitoring agreement in connection with the initial public offering. Excluding such one-time costs, operating income was $121 million, or 27.3% of total revenues in the prior year period. Profit contribution from higher rental volumes and productivity gains was more than offset by items such as increased depreciation on a larger fleet, rapidly rising fuel costs and costs related to store closures. Adjusted EBITDA increased 0.4% to $207 million in the second quarter compared to $206 million in the prior year, and adjusted EBITDA margin decreased to 46.1% compared to 46.6% in the same quarter of 2007.
“Our priority remains on rental rates, utilization, profit margins and cash flow and as a result we delivered an impressive 46.1% adjusted EBITDA margin and 25.5% operating margin. To further drive efficiencies, we consolidated or closed ten low-performing stores in the second quarter and reduced our employment by 95 people. These measures enabled us to reduce our expense base and to redeploy our fleet to locations with stronger demand, thereby optimizing utilization, profitability and efficiency,” said Mr. Olsson.
Interest expense was $49 million, a decrease of $24 million from the comparable period last year. The decrease was due to $10 million of one-time expenses in the prior year period related to debt repayment upon the company’s initial public offering and $14 million lower expense in the current year quarter due to lower debt levels and interest rates. Income tax expense was 39% of pre-tax income in the second quarter of 2008 and 2007. Net income was $40 million, or $0.39 per diluted share. In the 2007 second quarter, adjusted net income was $36 million or $0.36 per diluted share.
Free cash flow was $91 million for the quarter compared to $33 million in the comparable prior-year period. On a year-to-date basis, free cash flow was $49 million compared with $22 million in the same period of 2007. Total debt was reduced by $79 million during the quarter to $2,696 million.
“We have chosen to substantially reduce capex to maintain high utilization and support rate stability. In line with this strategy, we are delivering an impressive underlying free cash flow with a strong focus on profit margins and cash generation,” said Mr. Olsson.
Return on operating capital employed for the last twelve months ended second quarter 2008 was 22%, significantly exceeding the company’s weighted average cost of capital. The return measures operating performance and capital efficiency, and value is created when the return exceeds the weighted average cost of capital.

Outlook for 2008
Recent projections by independent research firms project non-residential construction end markets will decrease at a low single-digit percentage rate for the remainder of 2008. In line with the strategy outlined above, the company will continue to prioritize rate stability over volume, resulting in slightly lower rental revenues than previously anticipated. Additionally, fuel cost inflation is expected to continue at levels the company cannot fully recover in its rental and delivery rates in the current competitive environment. The company also expects additional costs related to store consolidation and closures.

	Revised Outlook	Previous Outlook

Rental revenue growth	3-5%	4-7%
Total revenues	$1.78 - $1.81 billion	$1.80 - $1.85 billion
Diluted earnings per share	$1.27 - $1.39	$1.44 - $1.56
Adjusted EBITDA	$790 - $810 million	$835 - $860 million
Net capital expenditures	$170 - $200 million	$200 - $250 million
Free cash flow	$150 - $200 million	$130 - $180 million
“We are operating in an environment of economic uncertainty and are running the company with a strong focus on fleet utilization and optimizing capital expenditures in order to maximize free cash flow and maintain our industry leading profit margins. We continue to review all aspects of our business to improve efficiency including ongoing reviews of underperforming stores,” said Mr. Olsson. “While we are not immune to a downturn in our markets, we believe this focus in combination with our proactive and highly flexible business model, geographic reach and growing industrial business, position us to deliver another strong year,” Mr. Olsson added.
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time. Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor.
To listen to the live conference call:
U.S. and Canada dial (866) 393-7634; International dial (706) 679-0678
A replay of the conference call will be available through August 7, 2008.
To access the replay dial: U. S. and Canada: (800) 642-1687; international (706) 645-9291
Passcode: 52518081
A replay of the webcast will also be available at www.RSCrental.com/Investor.
Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.

About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of over $2.7 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 468 rental locations across 38 states in the United States and in four Canadian provinces as of June 30, 2008. With over 5,300 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The company cautions you therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income, adjusted net income per common share, adjusted EBITDA and free cash flow. None of these financial measures are recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted Operating Income, Net Income and Net Income per Common Share”, “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2008	2007	%	2008	2007	%
Revenues:
Equipment rental revenue	$404,843	$384,646	5.3%	$777,178	$732,621	6.1%
Sale of merchandise	18,894	20,389	(7.3)	37,246	40,987	(9.1)
Sale of used rental equipment	25,280	37,793	(33.1)	56,686	75,567	(25.0)

Total revenues	449,017	442,828	1.4	871,110	849,175	2.6

Cost of revenues:
Cost of equipment rentals, excluding depreciation	172,541	159,974	7.9	339,811	315,983	7.5
Depreciation — rental equipment	79,252	71,517	10.8	157,462	140,068	12.4
Cost of merchandise sales	11,380	12,448	(8.6)	22,396	24,800	(9.7)
Cost of used rental equipment sales	17,217	26,949	(36.1)	39,674	53,892	(26.4)

Total cost of revenues	280,390	270,888	3.5	559,343	534,743	4.6

Gross profit	168,627	171,940	(1.9)	311,767	314,432	(0.8)

Operating expenses:
Selling, general, and administrative	41,776	38,100	9.6	81,364	70,689	15.1
Management fees	—	21,500 (a)	(100.0)	—	23,000 (a)	(100.0)
Depreciation and amortization — nonrental equipment	12,413	11,453	8.4	24,611	22,309	10.3

Total operating expenses	54,189	71,053	(23.7)	105,975	115,998	(8.6)

Operating income	114,438	100,887	13.4	205,792	198,434	3.7

Interest expense, net	48,742	72,689 (b)	(32.9)	104,103	136,889 (b)	(24.0)
Other (income) expense, net	(16)	(291)	(94.5)	(643)	(202)	218.3

Income before provision for income taxes	65,712	28,489	130.7	102,332	61,747	65.7
Provision for income taxes	25,635	11,064	131.7	39,910	24,079	65.7

Net income	$40,077	$17,425	130.0	$62,422	$37,668	65.7

Weighted average shares outstanding used in computing net income per common share:
Basic	103,232	96,005		103,192	93,326

Diluted	103,935	97,471		103,908	94,829

Net income per common share:
Basic and diluted	$0.39	$0.18		$0.60	$0.40

Other operational data:
Utilization (c)	71.6%	73.9%		70.1%	72.2%
Average fleet age (months)	29	25		29	25
Same store rental revenue growth (c)	4.4%	10.9%		5.3%	12.0%
Employees (c)	5,346	5,320		5,346	5,320
Original equipment fleet cost (in millions) (c)	$2,731	$2,533		$2,731	$2,533

(a)
Management fees for the three and six months ended June 30, 2007 includes the $20.0 million termination fee paid to the Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(b)
Interest expense for the three and six months ended June 30, 2007 includes a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

(c)	Refer to attached Statistical Measures for descriptions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$5,066	$10,039
Accounts receivable, net	279,221	284,570
Inventory	22,494	21,563
Rental equipment, net	1,892,634	1,929,514
Property and equipment, net	189,419	191,901
Goodwill	925,621	925,621
Deferred financing costs	51,123	55,660
Other assets	34,187	41,469

Total assets	$3,399,765	$3,460,337

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$182,114	$264,384
Accrued expenses and other liabilities	161,527	179,876
Debt	2,696,090	2,736,225
Deferred income taxes	341,842	323,950

Total liabilities	3,381,573	3,504,435
Total stockholders’ equity (deficit)	18,192	(44,098)

Total liabilities and stockholders’ equity (deficit)	$3,399,765	$3,460,337

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$62,422	$37,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	182,073	162,377
Amortization of deferred financing costs	4,787	8,945
Share-based compensation expense	1,840	1,872
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(16,284)	(23,388)
Deferred income taxes	18,754	10,450
Changes in operating assets and liabilities	(89,487)	85,447

Net cash provided by operating activities	164,105	283,371

Cash flows from investing activities:
Purchases of rental equipment	(164,958)	(329,974)
Purchases of property and equipment	(10,023)	(13,696)
Proceeds from sales of rental equipment	56,686	75,567
Proceeds from sales of property and equipment	3,025	7,079

Net cash used in investing activities	(115,270)	(261,024)

Cash flows from financing activities:
Cash consideration paid to Atlas	—	(17,995)
Net (payments on) proceeds from debt	(54,492)	(291,757)
Proceeds from the issuance of common stock	950	255,064
Other	(150)	(10,460)

Net cash (used in) provided by financing activities	(53,692)	(65,148)

Effect of foreign exchange rates on cash	(116)	(42)

Net decrease in cash and cash equivalents	(4,973)	(42,843)
Cash and cash equivalents at beginning of period	10,039	46,188

Cash and cash equivalents at end of period	$5,066	$3,345

Supplemental disclosure of cash flow information:
Cash paid for interest	$107,818	$128,803

Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$14,403	$31,731

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Six Months Ended
	June 30,	June 30,

2007	$384,646	$732,621

Changes:
Volume	5.3%	5.9%
Price	-0.5%	-0.5%
Currency	0.5%	0.7%

2008	$404,843	$777,178

Annex A
Adjusted operating income, adjusted net income and adjusted net income per common share. The non-GAAP financial information of adjusted operating income, adjusted net income, and adjusted net income per common share reflects the Company’s results excluding $20.0 million of fees related to the termination of the monitoring agreement, $4.6 million of prepayment penalty and $5.0 million of deferred financing costs associated with the debt that was repaid in connection with our initial public offering in May 2007. Adjusted net income and adjusted net income per common share reflect the off-setting tax benefit of $11.5 million.
Management believes that adjusting for these items provides useful measures to help investors better assess and understand the Company’s operating performance, especially when comparing results with the current period or forecasting performance for future periods, primarily because management views the excluded items to be outside of RSC Holdings’ normal operating results. However, analysis of results and outlook on a non-GAAP basis should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is generally consolidated net income before net interest expense, income taxes, and depreciation and amortization and before certain other items, including share-based compensation, management fees and recapitalization expenses. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital expenditures. All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted Operating Income, Net Income and Net Income per Common Share GAAP Reconciliation
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating income	$114,438	$100,887	$205,792	$198,434
Monitoring agreement termination fees (a)	—	20,000	—	20,000

Adjusted operating income	$114,438	$120,887	$205,792	$218,434

(adjusted operating income as a percentage of total revenues)	25.5%	27.3%	23.6%	25.7%

Net income	$40,077	$17,425	$62,422	$37,668
Monitoring agreement termination fees (a)	—	20,000	—	20,000
Debt repayment costs (b)	—	9,570	—	9,570
Tax impact of adjustments	—	(11,484)	—	(11,484)

Adjusted net income	$40,077	$35,511	$62,422	$55,754

Weighted average shares outstanding used in computing net income per common share:
Basic	103,232	96,005	103,192	93,326

Diluted	103,935	97,471	103,908	94,829

Adjusted net income per common share:
Basic	$0.39	$0.37	$0.60	$0.60

Diluted	$0.39	$0.36	$0.60	$0.59

(a)	Represents $20.0 million termination fee paid to Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(b)
Represents a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$40,077	$17,425	$62,422	$37,668
Depreciation of rental equipment and depreciation and amortization of non-rental equipment	91,665	82,970	182,073	162,377
Interest expense, net	48,742	72,689	104,103	136,889
Provision for income taxes	25,635	11,064	39,910	24,079

EBITDA	$206,119	$184,148	$388,508	$361,013

Adjustments:
Share-based compensation	952	936	1,840	1,872
Other (income) expense, net	(16)	(291)	(643)	(202)
Management fees	—	21,500	—	23,000

Adjusted EBITDA	$207,055	$206,293	$389,705	$385,683

(Adjusted EBITDA as a percentage of total revenues)	46.1%	46.6%	44.7%	45.4%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$153,557	$227,208	$164,105	$283,371

Purchase of replacement rental equipment (a)	(44,620)	(60,398)	(102,007)	(127,169)
Purchases of property and equipment	(4,215)	(5,827)	(10,023)	(13,696)
Proceeds from sales of rental equipment	25,280	37,793	56,686	75,567
Proceeds from sales of property and equipment	1,508	2,915	3,025	7,079

Net capital expenditures before purchase of growth rental equipment	(22,047)	(25,517)	(52,319)	(58,219)

Free cash flow before purchase of growth rental equipment	131,510	201,691	111,786	$225,152

(free cash flow before purchase of growth rental equipment, as a percentage of total revenues)	29.3%	45.5%	12.8%	26.5%

Purchase of growth rental equipment (b)	(40,919)	(169,151)	(62,951)	(202,805)

Net capital expenditures	(62,966)	(194,668)	(115,270)	(261,024)

Free cash flow	$90,591	$32,540	$48,835	$22,347

(a)	Purchase of replacement rental equipment is defined as rental capital expenditures required to replace the value of rental assets that were sold during the period.

(b)	Purchase of growth rental equipment is defined as the portion of rental capital expenditures associated with the expansion of our existing rental fleet.

Statistical Measures
Return on Operating Capital Employed is calculated by dividing operating income (excluding transaction costs and management fees) for the preceding twelve months by the average operating capital employed for the same period. For purposes of this calculation, average operating capital employed is considered to be all assets other than cash, deferred tax assets, hedging derivatives and goodwill, less all liabilities other than debt, hedging derivatives and deferred tax liabilities.
Weighted average cost of capital is a calculation of a firm’s cost of capital in which each category of capital is proportionately weighted.
Utilization is defined as the average dollar value of equipment rented by customers (based on original equipment cost) for the relevant period divided by the aggregate dollar value of all equipment (based on original cost) for all equipment.
Same store rental revenue growth is calculated as the year over year change in rental revenue for stores that are open at the end of the period and have been operating under the company’s direction for more than 12 months.
Employee count is given at the end of the period indicated and the data reflect the actual head count as of each period.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.
Contact:
RSC Holdings Inc.
Investor/Analyst Contacts:
Gerry Gould, VP — Investor Relations
(480) 281-6928 or
Gerry.Gould@RSCRental.com
Media Contact:
Chenoa Taitt
(212) 223-0682